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                                                                      EXHIBIT 11

              DAIRY MART CONVENIENCE STORES, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATIONS OF PER-SHARE EARNINGS
                    (in thousands, except per share amounts)

                        CALCULATION OF EARNINGS PER SHARE

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                                                   For the Third Fiscal  For the Three Fiscal
                                                       Quarter Ended        Quarters Ended
                                                 ----------------------  ----------------------

                                                 October 30, October 31, October 30, October 31,
                                                    1999       1998        1999       1998
                                                 ----------------------  ----------------------

Net income ...................................    $  511      $  638      $1,780      $  962

Weighted average shares ......................     4,722       4,682       4,717       4,672
  Dilutive options ...........................       134          47          85          72

                                                  ----------------------------------------------
Total shares for EPS purposes ................     4,856       4,729       4,802       4,744
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Earnings per share - Basic ...................    $ 0.11      $ 0.14      $ 0.38      $ 0.21
Earnings per share - Diluted .................    $ 0.11      $ 0.13      $ 0.37      $ 0.20
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